EXHIBIT 4.3

INCENTIVE STOCK OPTION PLAN
OF
PRETIUM RESOURCES INC.
dated as of March 10, 2016

1.          Purpose of the Plan

1.1        The purpose of the Plan is to (a) attract and retain superior directors, officers, advisors, employees and other persons or companies engaged to provide ongoing services to the Company, to provide an incentive for such persons to put forth maximum effort for the continued success and growth of the Company, and in combination with these goals, to encourage their participation in the performance of the Company; and (b) closely align the personal interests of such directors, officers, advisors, employees and other persons or companies with those of the Shareholders by providing them with the opportunity, through the grant of Options, to acquire Shares.
2.          Definitions
2.1         For the purposes of the Plan, the following terms have the respective meanings set forth below:

(a)
“Associate” has the same meaning ascribed to that term under Subsection 2.22 of National Instrument 45-106;

(b)
“Black-Out Period” means that period during which a trading black-out period is imposed by the Company to restrict trades in the Company’s securities by an Eligible Person or Permitted Assign;

(c)
“Board” means the board of directors of the Company;

(d)
“Compensation and Corporate Governance Committee” means the committee of the Board as constituted from time to time to oversee compensation and corporate governance matters;

(e)
“Consultant” means an individual, other than an employee, director or officer of the Company or its Related Entity or a registrant under the Securities Act (British Columbia), that:
(i)
is engaged to provide on a bona fide basis, consulting, technical, management or other services to the Company or Related Entity of the Company, other than services provided in relation to a distribution, services provided by registrants and services that include investor relations activities;
(ii)
provides the services under a written contract between the Company or its Related Entity and the individual Consultant or a Consultant Company or Consultant Partnership of the individual; and
(iii)
in the reasonable opinion of the Board, spends or will spend a significant amount of time and attention on the affairs and business of the Company or Related Entity of the Company;

(f)
“Consultant Company” means for an individual Consultant, the company of which the individual consultant is an employee or shareholder;

(g)
“Consultant Partnership” means for an individual consultant, a partnership of which the individual Consultant is an employee or partner;

(h)
“Company” means Pretium Resources Inc., a corporation incorporated under the British Columbia Business Corporations Act, or its successors;

(i)
“Disability” means a physical injury or mental incapacity of a nature which the Board determines prevents or would prevent the Optionee from satisfactorily performing the substantial and material duties of his or her position with the Company;

(j)
“Eligible Person” means, from time to time, any bona fide director, senior officer or employee of the Company or the Related Entity of the Company, any Permitted Consultant and any Permitted Assign;

(k)
“Exchange” means, if the Shares are listed on the TSX, the TSX and, if the Shares are not listed on the TSX, any other principal exchange upon which the Shares are listed;

(l)
“Grant Date” means the date on which an Option is granted to an Eligible Person;

(m)
“Insider” has the same meaning ascribed to that term as set out in the Securities Act (British Columbia) and includes Associates and Affiliates of an Insider, but excludes a director or senior officer of a subsidiary or Related Entity of the Company unless such director or senior officer
(i)
in the ordinary course receives or has access to information as material facts or material changes concerning the Company before the material facts or material changes are generally disclosed;
(ii)
is a director or senior officer of a major subsidiary (as defined in National Instrument 55-101); or
(iii)
is an Insider of the Company in a capacity other than as a director or senior officer of the subsidiary or Related Entity;

(n)
“Market Value” of a Share means, on any given day:
(i)
where the Share is not listed on an Exchange, the fair market value of a Share on that day determined by the Board in good faith; and
(ii)
where the Share is listed on an Exchange, the last daily closing price per Share on the Exchange on the trading day immediately preceding the relevant date and if there was no sale on the Exchange on such date, then the last sale prior thereto;

(o)
“Option” means the right to purchase a Share under the Plan;

(p)
“Option Period” has the meaning ascribed to that term in Subsection 6.3 hereof;

(q)
“Option Price” means the price per Share at which Shares may be purchased under the Option, as determined pursuant to Paragraph 5.1(b) hereof and as may be adjusted in accordance with Section 10 hereof;

(r)
“Optionee” means an Eligible Person to whom an Option has been granted;

(s)
“Permitted Assign” means for a person that is an employee, executive officer, director or Consultant of the Company or Related Entity, a holding entity (as defined in National Instrument 45-106) of the person or an RRSP or RRIF of the person;

(t)
“Permitted Consultant” means a Consultant, a Consultant Company or Consultant’s Partnership;

(u)
“Plan” means the Incentive Stock Option Plan of the Company as set forth herein as the same may be amended and/or restated from time to time;

(v)
“Redundancy” means the termination of employment due to the fact that,

(i)
the person’s employer has ceased or intends to cease:
(A)
to carry on business for the purposes of which the employee was employed by him, or
(B)
to carry on that business in the place where the employee was so employed, or

(ii)
the requirements of that business:
(A)
for employees to carry out work of a particular kind, or
(B)
for employees to carry out work of a particular kind in the place where the employee was employed by the employer, have ceased or diminished or are expected to cease or diminish;

(w)
“Related Entity” means a person that is controlled by the Company or is controlled by the same person that controls the Company and “control” for the purpose of this definition has the same meaning as set out in section 2.23 of National Instrument 45-106;

(x)
“Retirement” means the termination of employment due to retirement of an Optionee on or after such Optionee’s normal retirement date under the applicable retirement plan or policy of his or her employer or due to early retirement with the consent of the Board;

(y)
“Regulators” has the meaning ascribed to that term in Section 11.1 hereof;

(z)
“Share” means a Common share without nominal or par value in the capital of the Company;

(aa)
“Shareholder” means a holder of one or more Shares; and

(bb)
“TSX” means the Toronto Stock Exchange.

2.2         Unless otherwise indicated, all dollar amounts referred to in this Plan are in Canadian funds.

2.3        As used in this Plan, words importing the masculine gender shall include the feminine and neuter genders and words importing the singular shall include the plural and vice versa, unless the context otherwise requires and references to person includes any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), unincorporated association, trust, trustee, executor, administrator or other legal representative.

3.           Administration of the Plan

3.1         The Plan shall be administered by the Board with the assistance of the Compensation and Corporate Governance Committee and the Chief Executive Officer as provided herein.

3.2       The members of the Compensation and Corporate Governance Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. A majority of the Compensation and Corporate Governance Committee shall constitute a quorum thereof. Acts approved in writing by all members of the Compensation and Corporate Governance Committee shall constitute valid acts of the Compensation and Corporate Governance Committee as if taken at a meeting at which a quorum was present.

3.3         The Chief Executive Officer of the Company shall periodically make recommendations to the Compensation and Corporate Governance Committee as to the grant of Options.

3.4         The Compensation and Corporate Governance Committee shall, on at least an annual basis, make recommendations to the Board as to the grant of Options.

3.5         The Board may wait until such time as the financial statements of the preceding fiscal year are approved by the Board before making any determination regarding the grant of Options.

3.6         In addition to the powers granted to the Board under the Plan and subject to the terms of the Plan, the Board shall have full and complete authority to grant Options, to interpret the Plan, to prescribe such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and to take such actions in connection therewith as it deems necessary or advisable. Any such interpretation, rule, determination or other act of the Board shall be conclusively binding upon all persons.

3.7         The Board may authorize one or more officers of the Company to execute and deliver and to receive documents on behalf of the Company.

4.           Shares Subject to the Plan

4.1         The maximum number of Shares that may be reserved for issuance pursuant to Options granted under the Plan shall not at any time exceed 10% of the total number of issued and outstanding Shares at the Grant Date of the Options, subject to adjustment as provided in Section 10 hereof and subject to reloading permitted under Subsection 4.4 (which reloading shall increase the aggregate number of Shares that may be issued under the Plan by the number of additional Shares permitted to be reserved under Subsection 4.4).

4.2         The total number of Shares that may be reserved for issuance to any one person pursuant to Options granted under the Plan in any one year shall not exceed 5% of the Shares of the Company issued and outstanding on a non-diluted basis on the Grant Date of the Options.

4.3          Anything in this Plan to the contrary notwithstanding:
(a)
the maximum number of Shares that may be reserved for issuance pursuant to Options granted under the Plan to Insiders of the Company, together with the number of Shares reserved for issuance to such Insiders under the Company’s other previously established or proposed share compensation arrangements, shall not exceed 10% of the issued and outstanding Shares on a non-diluted basis at the Grant Date of the Options;
(b)
the maximum number of Shares which may be issued to Insiders of the Company within any one-year period, pursuant to Options granted under the Plan when taken together with the number of Shares issued to such Insiders under the Company’s other previously established or proposed share compensation arrangements, shall not exceed 10% of the Shares of the Company’s issued and outstanding on a non-diluted basis at the end of such period;

(c)
the maximum number of Shares which may be issuable to any individual Insider or consultant of the Company, within a one-year period pursuant to Options granted under the Plan, when taken together with the number of Shares issuable to such Insiders under the Company’s other previously established or proposed share compensation arrangements, may be no more than 2% of the total number of issued and outstanding Shares on a non-diluted basis at the end of such period; and
(d)
the maximum number of Shares which may be issuable to the non-employee directors of the Company, as a group, within a one-year period pursuant to options granted under the Stock Option Plan, when taken together with the number of Shares issued to such directors under the Company’s other previously established or proposed share compensation arrangements, may be no more than 1% of the total number of issued and outstanding Shares on a non-diluted basis at the end of such period.
Any entitlement to acquire Shares granted pursuant to the Plan or any other options prior to the grantee becoming an Insider shall be excluded for the purposes of the limits set out in paragraph (b) above.

4.4         Options may be granted in respect of authorized and unissued Shares. Shares in respect of which Options have expired, were cancelled or otherwise terminated for any reason without having been exercised shall be available for subsequent Options under the Plan. Options that have been exercised shall be available for subsequent grants under the Plan and the Company shall reserve additional Shares for issuance pursuant to such Options. No fractional Shares may be purchased or issued under the Plan.

5.           Grants of Options

5.1        Subject to the provisions of the Plan, the Board shall, from time to time, determine those Eligible Persons to whom Options shall be granted and the Grant Date. Options granted to Eligible Persons in accordance with the requirement hereunder shall be at no cost to the Eligible Person. The Board shall also determine, in connection with each grant of Options:
(a)
the number of Options to be granted;
(b)
the Option Price applicable to each Option, but the Option Price shall not be less than the Market Value per Share on the Grant Date;
(c)
the vesting conditions of the Options, if any; and
(d)
the other terms and conditions (which need not be identical and which, without limitation, may include non-competition provisions) of all Options covered by any grant.

6.           Eligibility, Vesting and Terms of Options

6.1         Options may be granted to Eligible Persons only.

6.2         Subject to the adjustments provided for in Section 10 hereof, each Option shall entitle the Optionee to purchase one Share.

6.3         The option period (the “Option Period”) of each Option commences on the Grant Date and expires at 4:30 p.m. Vancouver time on the fifth anniversary of the Grant Date. If an Option expires during a Black-Out Period, then, notwithstanding any other provision of the Plan, the Option shall expire 10 business days after the Black-Out Period is lifted by the Company.

6.4            An Option which has vested may be exercised (in each case to the nearest full Share) at any time during the Option Period.

6.5          An Option is personal to the Optionee and may not be sold, transferred, assigned or disposed of in any way except, by will or by the laws governing the devolution of property, to the Optionee’s executor, administrator or other personal representative in the event of death of the Optionee, or to a Permitted Assign.

7.             Option Agreement

7.1           Upon the grant of an Option, the Company and the Optionee shall enter into an option agreement, in a form set out in Appendix “A” attached hereto or in such other form as approved by the Board, which agreement shall set out the Optionee’s agreement that the Options are subject to the terms and conditions set forth in the Plan as it may be amended or replaced from time to time, the Grant Date, the name of the Optionee, the Optionee’s position with the Company, the number of Options, the Option Price, the expiry date of the Option Period, the conditions (if any) imposed on the exercise of the Option, and such other terms and conditions as the Board may deem appropriate.

8.            Termination of Employment, Engagement or Directorship

8.1          Optionees shall have 60 days from:
(a)
the date on which the Optionee’s employment, engagement or directorship with the Company or its Related Entity is terminated due to Retirement, Disability or Redundancy;
(b)
the date the company by which the employee is employed and by virtue of which the Optionee is an Eligible Person ceases to be a Related Entity of the Company; or
(c)
the date on which the undertaking or part undertaking of the company in which the employee is employed and by virtue of which the Optionee is an Eligible Employee is transferred or sold such that the company is no longer a Related Entity of the Company;
to exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of such termination; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto.
8.2         Any Optionee whose employment, engagement or directorship with the Company or employment with the Company’s Related Entity is terminated, other than for cause, at any time in the six months following a change of control of the Company (as hereinafter defined) shall have 90 days from the date of such termination to exercise any Option granted hereunder. All Options granted shall immediately vest on the date of such termination; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto. For the purposes of this Subsection 8.2, “change of control” shall mean the acquisition by a person, or combination of persons acting in concert, of:
(a)
a sufficient number of the voting rights attached to the outstanding voting securities of the Company which together with the voting securities held by such person or persons, affect materially the control of the Company; or
(b)
more than 50% of the voting rights attached to the outstanding voting securities of the Company;

and such persons or combination of persons did not hold a sufficient number of voting rights to affect materially the control of the Company immediately prior to the time of such acquisition.

8.3         In the event of the death of an Optionee, either while in the employment or engagement or whilea director of the Company or its Related Entity or after Retirement or Disability, the Optionee’s executor, administrator or other personal representative who have acquired the right to exercise such Option from the Optionee by will or the laws of devolution may, within 365 days from the date of the Optionee’s death, exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of the Optionee’s death; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto.

8.4        In the event an Optionee’s employment, engagement or directorship with the Company or its Related Entity terminates for any reason other than for cause, death, or in the circumstances described in Subsections 8.1, 8.2 or 8.3 hereof, the Optionee may exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of termination no later than thirty (30) days after such termination. In the event an Optionee’s employment, engagement or directorship is terminated for cause, each Option held by the Optionee that has not been exercised prior to such termination shall lapse and become null and void immediately upon such termination.

8.5         The Board may also in its sole discretion (without the requirement of Shareholder approval) increase the periods permitted to exercise all or any of the Options covered by any Grant following a termination of employment, engagement or directorship as provided in Subsections 8.1, 8.2, 8.3 or 8.4 above, if allowable under applicable law; provided, however, that in no event shall any Option be exercisable following the expiration of the Option Period applicable thereto.

8.6          This Plan, any Option Agreement and any instrument executed in connection therewith will not:
(a)
confer on any Optionee any right to continue in employment, engagement or directorship with the Company or its Affiliates;
(b)
affect the right of the Company, to terminate the employment, engagement or directorship of any Optionee without liability at any time with or without cause;
(c)
impose upon the Board (or, if so delegated, the Compensation and Corporate Governance Committee) or any other person any duty or liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

(i)
the lapsing of any Option pursuant to the Plan;

(ii)
the failure or refusal to exercise any discretion under the Plan; or

(iii)
an Optionee ceasing to be an Eligible Person for any reason whatever.

8.7          The benefit of Subsection 8.6 is given to the Company for itself and as trustee and agent of each Related Entity. To the extent that this Section benefits any company, which is not a party to the Plan, the benefit shall be held on trust and as agent by the Company for such company and the Company may, at its discretion, assign the benefit of Subsection 8.6 to any such company.
9.            Exercise of Options

9.1          Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Company at its registered office of a written notice of exercise addressed to the Secretary of the Company specifying the number of Shares with respect to which the Option is being exercised, together with a certified cheque or bank draft for the aggregate of the Option Prices to be paid for the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee not later than 30 days following the receipt of such notice and payment.

9.2         No less than 100 Options may be exercised at any one time, except where a smaller number of Options is or remains exercisable pursuant to a grant, in which case, such smaller number of Options must be exercised at one time.

10.         Adjustment on Alteration of Share Capital

10.1        In the event of a subdivision, consolidation or reclassification of outstanding Shares or other capital adjustment, or the payment of a stock dividend thereon, the number of Shares reserved or authorized to be reserved under the Plan, the number of Shares receivable on the exercise of an Option and the Option Price therefor shall be increased or reduced proportionately and such other adjustments shall be made as may be deemed necessary or fair and equitable by the Board.

10.2        If the Company amalgamates, consolidates or combines with or merges with or into another body corporate, whether by way of amalgamation, statutory arrangement or otherwise (the right to do so being hereby expressly reserved) (a “Business Combination”), any Share receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such Business Combination if the Optionee had exercised his or her Option immediately prior to the effective date of such Business Combination and the Option Price shall be adjusted as may be deemed necessary or fair and equitable by the Board and such adjustment shall be binding for all purposes of the Plan. Furthermore, notwithstanding any other provision herein, (a) if because of a proposed Business Combination the exchange or replacement of shares in the Company or those in another company is imminent, or (b) an offer to purchase all of the Shares is made by a third party, the Board may, in a fair and equitable manner, determine the manner in which all unexercised Options granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the exercise of such rights by the Optionees and of the time for the fulfilment of any conditions or restrictions on such exercise (including without limitation, vesting requirements).

10.3        In the event of a change in the Company’s currently authorized Shares which is limited to a change in the designation thereof, the shares resulting from any such change shall be deemed to be Shares within the meaning of the Plan.

10.4        In the event of any change affecting the Shares other than the changes referred to in Subsections 10.1, 10.2 and 10.3, such adjustment, if any, shall be made as may be deemed equitable by the Board in its sole discretion to properly reflect such event and such adjustment shall be binding for all purposes of the Plan.

10.5        No adjustment provided in this Section 10 shall require the Company to issue a fractional Share and the total adjustment with respect to each Option shall be limited accordingly.

10.6        All determinations of the Board under this Section 10 shall be binding for all purposes of the Plan.

11.          Regulatory Approval

11.1        Notwithstanding any of the provisions contained in the Plan or any Option, the Company’s obligation to grant Options and issue Shares pursuant to the exercise of an Option and to issue and deliver certificates for such securities to an Optionee shall be subject to:
(a)
compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities in Canada (“Regulators”);
(b)
compliance with the requirements of any stock exchange on which the Company’s shares are listed, if applicable; and
(c)
receipt from the Optionee of such covenants, agreements, representations and undertakings, including as to future dealings in such Shares, as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

11.2       The Company shall in no event be obligated to take any action in order to cause the issuance and delivery of such certificates to comply with any laws, regulations, rules, orders or requirements.

11.3      If any amendment, modification or termination to the provisions hereof or any Option made pursuant hereto are required by any Regulators or a stock exchange or market as a condition of approval to a distribution to the public of any Shares or to obtain a listing or quotation of any Shares, the Board is authorized to make such amendments and thereupon the terms of the Plan, any Options, including any option agreement made pursuant hereto, shall be deemed to be amended accordingly without requiring the consent or agreement of any Optionee.

12.         Tax Withholding

12.1       The Company shall:
(a)
be entitled to make such additional tax withholdings from payments of employment income to Employees as shall, in the opinion of the Company, be required under the Income Tax Act (Canada), and remit such taxes to the Canada Revenue Agency on behalf of the Employees, in respect of income taxable to the Employees arising on the exercise of Options; or
(b)
may require an Option Holder, as a condition of exercise of an Option, to pay to or reimburse the Company for any taxes which are required in the opinion of the Company to be withheld and remitted by it in respect of the exercise of such Option under any applicable laws, including the Income Tax Act (Canada).

13.          Miscellaneous
13.1        An Optionee entitled to Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or to have rights as, a shareholder of the Company by such exercise, except to the extent Shares are issued therefor and then only from the date such Shares are issued. No adjustment shall be made for dividends or distributions or other rights which the record date is prior to the date such Shares are issued pursuant to the exercise of Options.

14.        Effective Date, Amendment and Termination

14.1      The Plan is effective as of May 12, 2016.

14.2       The Board may, subject where required to Regulators and/or stock exchange approval and Shareholder approval, amend the Plan at any time. Notwithstanding the foregoing, the Board is specifically authorized to amend or revise the terms of the Plan or any Option without obtaining Shareholder approval in the following circumstances, provided that, in the case of any Option, no such amendment or revision may, without the consent of the Optionee, materially decrease the rights or benefits accruing to such Optionee or materially increase the obligations of such Optionee:
(a)
amendments of a “housekeeping” nature including, but not limited to, of a clerical, grammatical or typographical nature;
(b)
to correct any defect, supply any information or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;
(c)
a change to the vesting provisions of any Option or the Plan;
(d)
amendments to reflect any changes in requirements of any Regulator or stock exchange to which the Company is subject;
(e)
a change to the termination provisions of an Option which does not result in an extension beyond the Option Period as contemplated in Subsection 8.5 of the Plan;
(f)
in the case of any Option, the substitution of another award of the same or different type;
(g)
in the case of any Option, such amendments or revisions contemplated in Subsections 10.1, 10.2 and 10.3 of the Plan;
(h)
amendments to the definition of change of control for the purposes hereof;
(i)
the addition of a cashless exercise feature, payable in cash or securities of the Company; and
(j)
a change to the class of Eligible Persons that may participate under the Plan.
For greater certainty, the Option Price of any outstanding Option granted to any non-Insiders of the Company may not be reduced unless Shareholder approval is obtained by way of a resolution passed by a majority of the votes cast by the Shareholders at a meeting of Shareholders. The Option Price of any outstanding Option granted may not be reduced and the original Option Period may not be extended to the benefit of Insiders of the Company unless disinterested Shareholder approval is obtained in accordance with the requirements of the TSX.

14.3        The Board may, subject where required to Regulators and/or stock exchange approval, from time to time suspend or terminate the Plan in whole or in part. No action by the Board to terminate the Plan pursuant to this Section 13 shall affect any Options granted hereunder which became effective pursuant to the Plan prior to such action.

14.4         Notwithstanding any provision contained in the Plan, effective May 12, 2016, the Plan must be reconfirmed, every three years, by a resolution passed by a majority of the votes cast by Shareholders at a meeting of Shareholders and if the Plan is not reconfirmed by the Shareholders as required by this provision, no further grants of Options may be made under the Plan.

APPENDIX A

Incentive Stock Option Plan of
Pretium Resources Inc.

OPTION AGREEMENT

This Option Agreement is entered into between Pretium Resources Inc. (the “Company”) and the Optionee named below pursuant to the Company’s Incentive Stock Option Plan, as amended (the “Plan”) a copy of which is attached hereto, and confirms the following:

1.	Grant Date:

2.	Optionee:

3.	Optionee’s Position with the Company:

4.	Number of Options:

5.	Option Price
	($ per Share): $	$

6.	Expiry Date of Option Period:

7.	Each Option that has vested entitles the Optionee to purchase one Share at any time up to 4:30 p.m. Vancouver time on the expiry date of the Option Period. The Options vest as follows:
(a)
25% of the Options granted shall vest immediately upon the Grant Date;
(b)
an additional 25% of the Options granted shall vest after the expiry of a period of 6 months from the Grant Date; and
(c)
an additional 25% of the Options granted shall vest after the expiry of a period of 12 months from the Grant Date; and
(d)
an additional 25% of the Options granted shall vest after the expiry of a period of 18 months from the Grant Date.

8.          The Option is non-assignable and non-transferrable otherwise than, by will or by the law governing the devolution of property, to the Optionee’s executor, administrator or other personal representative in the event of death of the Optionee.

9.          This Option Agreement is subject to the terms and conditions set out in the Plan, as amended or replaced from time to time. In the case of any inconsistency between this Option Agreement and the Plan, the Plan shall govern.

10.         Unless otherwise indicated, all defined terms shall have the respective meanings attributed thereto in the Plan.

11.         By signing this agreement, the Optionee acknowledges that he, she, or its authorized representative has read and understands the Plan and agrees that the Options are granted under and governed by the terms and conditions of the Plan, as may be amended or replaced from time to time.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the_____ day of ___________, ______.

SIGNED, SEALED AND DELIVERED by	)
____________________________ in the	)
presence of:	)
)
)
Signature of Witness	)	Signature by Optionee
)
)
Print Name	)	Print Name

PRETIUM RESOURCES INC.

Per: ________________________________________________________________
Authorized Signatory

Notice of Exercise of Incentive Stock Option

TO:       PRETIUM RESOURCES INC. (the “Company”)

I wish to exercise ____________________ of the incentive stock options granted to me by the Company at the price of CDN $_________________ per share and enclose herewith the amount of $_______________ in payment of the total exercise price for such shares.

DATED as of __________________________, ______.

Signature of Optionee

Please print name of Optionee

Please have the share certificate issued as follows:

Registration Instructions:	Delivery Instructions:

Name	Name

Account reference, if applicable	Account reference, if applicable

Address	Address

Telephone Number Fax Number	Telephone Number Fax Number

Contact Name	Contact Name